Exhibit 99.1

Answers.com Agrees to be Acquired for $127 Million in Cash: $10.50 per Share

New York, NY, February 3, 2011 – Answers.com, (NASDAQ: ANSW), creators of the leading answer engine Answers.com®, today announced that it has entered into a definitive merger agreement to be acquired by AFCV Holdings, LLC, a portfolio company of growth equity investor Summit Partners, for a total cash consideration of approximately $127 million. AFCV will acquire all outstanding shares of Answers.com common stock, Series A convertible preferred stock and Series B convertible preferred stock. Under the terms of the agreement, Answers.com common stock shareholders will receive $10.50 in cash for each outstanding share of common stock they own. The holders of Series A and Series B convertible preferred stock will also be entitled to receive cash consideration based on the number of the common stock into which those shares are convertible at the time of the merger.

"This is a great outcome for our shareholders,” said Bob Rosenschein, Founder, Chairman and CEO. “After an exciting six years as a public company, we are very pleased to achieve considerable value for our investors. The acquisition price of $10.50 per share represents a significant cash premium of approximately 33% over our 90-day volume-weighted average closing stock price."

Mr. Rosenschein continued, “This agreement is also a positive for our community members. The integrity and commitment of our company to our products remain unchanged, as we continue our mission of creating the ultimate destination for answers."

The board of directors of Answers.com has unanimously approved the merger with AFCV Holdings, LLC and recommends that the stockholders of Answers.com vote to adopt the merger agreement. Answers.com expects to hold a special meeting of stockholders to consider and vote on the proposed merger and merger agreement as soon as practicable after the mailing of the proxy statement to its stockholders.

The transaction has fully committed financing and is expected to close in the second quarter of 2011, subject to the satisfaction of customary closing conditions, including the approval of Answers.com stockholders and receipt of regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

UBS Investment Bank is acting as exclusive financial advisor and Kramer, Levin, Naftalis & Frankel, LLC as legal advisor to Answers.com. Jefferies & Company, Inc. is serving as financial advisor and Wilson Sonsini Goodrich & Rosati, Professional Corporation as legal advisor to AFCV Holdings.

About Answers

Answers Corporation (NASDAQ: ANSW) owns and operates Answers.com, the leading Q&A site. Answers.com is a community-generated social knowledge Q&A platform, leveraging wiki-based technologies. Through the contributions of its large and growing community, answers are improved and updated over time. The award-winning Answers.com also includes content on millions of topics from over 250 licensed dictionaries and encyclopedias from leading publishers, including Houghton Mifflin, Barron's and Encyclopedia Britannica. The site supports English, French, Italian, German, Spanish, and Tagalog (Filipino). (answ-f)

Answers.com is a trademark of Answers Corporation. All other marks belong to their respective owners.

About AFCV Holdings, LLC

AFCV Holdings, LLC, a portfolio company of growth equity investor Summit Partners, was established in 2007 to build, acquire, and operate a broad range of independent Internet technologies, businesses, and resources that connect consumers seeking advice with the most relevant and comprehensive content from both experts and consumer communities.

For Answers.com:

Investor Contact:

The Blueshirt Group
Brinlea Johnson
(212) 551-1453
Brinlea@blueshirtgroup.com

Press Contact:

Horn Group
Karl Pawlewicz
(646) 202-9778
kpawlewicz@horngroup.com

For AFCV Holdings, LLC:

ICR
Michael Fox
(203) 682-8218
Michael.Fox@icrinc.com

Additional Information and Where to Find It

Answers.com intends to file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with the merger. The definitive proxy statement will be sent or given to the stockholders of Answers.com. Before making any voting or investment decision with respect to the merger, stockholders are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Answers.com with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov or at Answers’ website at http://ir.answers.com/sec.cfm.  In addition, stockholders may obtain free copies of the documents filed with the SEC by contacting The Blueshirt Group at (212) 551-1453.

Participants in the Solicitation

Answers.com and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Answers.com in connection with the merger. Information about the directors and executive officers of Answers.com is set forth in its proxy statement on Schedule 14A filed with the SEC on July 27, 2010 and Answers.com’s Annual Report on Form 10-K filed on March 8, 2010 and subsequent amendments. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Answers.com intends to file with the SEC.

Forward-looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties with respect to the consummation of the transaction. Such risks include the failure to satisfy the conditions of the proposed transaction, including failure to obtain the required approvals of Answers.com stockholders or certain third party consents and certain adverse changes to the business of Answers.com as a result of factors detailed from time to time in reports filed with the SEC; the failure of the committed financing for the transaction; and potential litigation risks.

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